Exhibit 12

700 12th Street, NW Washington, DC 20005

March 18, 2020

Board of Directors

HYLETE, Inc.

564 Stevens Avenue

Solana Beach, California 92075

To the Board of Directors:

We are acting as counsel to HYLETE, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 12,000,000 shares of the Company’s Class A Common Stock.

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation, the bylaws, as amended, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the shares of Class A Common Stock being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law, LLP

By Jeanne Campanelli, Partner

CrowdCheck Law LLP